EXTENSION OF MATURITY


          HERETOFORE, on or about May 3, 1993, the undersigned ________________ ("Noteholder") purchased from Dixie National Corporation ("Dixie") one Subordinated Convertible Callable Fixed Interest Rate Note in the principal amount of $______________ being Note numbered________________(the "Note"), and

         WHEREAS, the Note has a maturity date of May 1, 1995, and while Dixie currently has unencumbered assets which could be sold to generate funds with which to pay the Note as and when due, Dixie desires to extend the maturity and payment of the Note so as to permit the payment thereof from the proceeds to be received by Dixie from the sale of the common stock of its controlled subsidiary Dixie National Life Insurance Company ("Dixie Life") to Standard Management Corporation ("Standard"), or one of its affiliates, and

         WHEREAS, the Note is subordinate to and subject in right of payment to the prior payment in full of all other indebtedness of Dixie, and

         WHEREAS, the Note, together with other similar notes, is secured by the pledge by Dixie pursuant to a Security Agreement dated as of May 1, 1993 (the "Security Agreement") of all Dixie Life stock owned by Dixie, and

         WHEREAS, Dixie proposes to further secure the payment of the Note by placing into an escrow account (the "Escrow") the number of shares of Eligible Securities, as defined in the Escrow Agreement, Exhibit 1 hereto, which have an aggregate market value of not less than $1,810,000, and agrees to bring the amount of such securities back to $1,810,000 in the event the market value of the Eligible Securities subject to the Escrow falls below such amount for a period of five (5) consecutive trading days. The Escrow Account shall be restored to the required level on the next trading day following such five (5) day period as provided in the Escrow Agreement, and

         WHEREAS, the Noteholder is agreeable to extending the maturity of the Note as required by Dixie subject to the terms and condition herein stated,

         NOW THEREFORE, the parties agree:

         1. For and in consideration of the creation of the Escrow by Dixie and the placement therein by Dixie of Eligible Securities with a market value in an amount of not less than $1,810,000, as aforesaid, Noteholder agrees that the maturity date of the Note shall be extended from May 1, 1995, to the earliest of the following dates: (a) date of the closing of the sale by Dixie to Standard, or an affiliate thereof, of all of the common stock of Dixie National Life Insurance Company owned by Dixie or, (b) in the event such sale fails to close, to a date which shall be 90 days from the date of notice from either Dixie or Standard to the other of the impossibility of closing such sale or (c) 240 days after May 1, 1995 (the "New Maturity Date").

Except for the provisions of 1(c) of this section, it is the intent of the parties hereto that the New Maturity Date of the Note be the same as the maturity date of the Senior Debt of Dixie to Standard as such maturity date is defined in the Stock Purchase Agreement between Dixie and Standard dated April 17, 1995, a copy of the pertinent provisions thereof being attached hereto as
Exhibit 2.

           2. In consideration of the agreement of the Noteholder to extend the Maturity Date of the Note as herein provided, Dixie agrees to create the Escrow as herein described and to place into such Escrow a sufficient amount of Eligible Securities so that the market value thereof will equal or exceed $1,810,000 and to maintain the market value of the Eligible Securities in the Escrow at the level and in the manner provided in paragraph numbered 1 hereof.

           3. The parties hereto agree that the law firm of Wells, Moore, Simmons & Neeld, PLLC, of Jackson, Mississippi, shall serve as Escrow Agent of the Escrow, the terms and conditions of which shall be as set forth in Exhibit 2 hereto.

           4. During the extended term of the Note, Dixie shall continue to pay interest as and when due in accordance with the original Note.

           5. Except for the extension of the Maturity Date of the Note and the providing of additional collateral to secure the payment of the Note as and when due under the terms hereof, all of the terms, conditions, rights and obligations of Dixie under the Note and the Security Agreement and of the Noteholder in relation thereto, shall remain unchanged including, but not limited to, the rate of interest payable on the Note and all conversion rights of the Noteholder thereunder.

         IN WITNESS WHEREOF, the parties hereto have executed this Extension of Maturity effective as of the 1st day of May, 1995.

                                      NOTEHOLDER


                                      By _______________________
                                                    Title:


                                      DIXIE NATIONAL CORPORATION


                                      By _______________________
                                                CHAIRMAN AND CEO

                                ESCROW AGREEMENT


         This  Escrow  Agreement is made  by and among Wells, Moore, Simmons and
Neeld,  PLLC  ("Escrow  Agent"),  Dixie  National   Corporation,  a  Mississippi
corporation ("Dixie"), and________________("Noteholder"), who agree as follows:

     1. Recitals. Simultaneously with the execution of this Agreement, the parties are executing a certain Extension of Maturity concerning the payment by Dixie of its Subordinated Convertible Callable Fixed Interest Rate Note (the "Note") held by Noteholder. Under the terms of the Extension of Maturity, the parties agreed to establish an escrow in order for additional security to be deposited by Dixie to secure the payment of the Note as and when due on the New Maturity Date. The purpose of this Agreement is to set forth in writing the terms of the agreement of the parties relative to the escrow of the additional security.

     2. Definitions. Terms not defined herein shall have the meanings assigned to them under the terms of the Extension of Maturity and the Stock Purchase Agreement between Dixie and Standard Management Corporation. For the purposes of this Agreement, Market Value is defined as the closing bid price for the security involved on the date as of which valuation is made on the exchange or market where such security is traded as reported in the Wall Street Journal. If such quote is not available, the value shall be established by the quote of a recognized security firm acceptable to the parties.

     3. Escrow Account. The escrow hereby established shall be accomplished either by the physical delivery of cash to Escrow Agent or by the transfer of Eligible Securities to an account subject to the exclusive control of Escrow Agent which shall be established at J.C. Bradford & Co. in the name of Dixie National Corporation Escrow Account for the Benefit of Subordinated Convertible Noteholders, Wells, Moore, Simmons & Neeld, Escrow Agent. Escrow Agent will allocate the Escrow Account to Noteholders (the "Noteholders") pro rata in accordance with Schedule A attached hereto and incorporated as a part of this Escrow Agreement. The parties agree the Eligible Securities shall consist of common stock of Alanco Environment Resources, Inc. or AppleTree Companies, Inc. or such other Eligible Securities as may be approved by American Capitol Insurance Company ("American Capitol").

     4. Deposits and Disbursements. The escrow subject to this Agreement has been established pursuant to the terms of the Extension of Maturity. Dixie has transferred to the Escrow Account described in Paragraph 3 and Escrow Agent hereby acknowledges receipt of____________ shares of the common stock of_______ _________ with a Market Value as of the date hereof of not less than $1,810,000 to be held by Escrow Agent in accordance with the terms hereof for the benefit of all Noteholders in proportion to their interest as shown on Schedule
A.  Disbursement of the assets subject to this Escrow shall be made as follows:

                (a) The assets deposited subject hereto are to secure the prompt payment as and when due by Dixie of the principal and interest of the Note held by Noteholder and the discharge by Dixie of its obligations hereunder.

                  (b) The due date of the Note secured by the assets subject to this Escrow is deemed to be the New Maturity Date as set forth and defined in the Extension of Maturity.

                  (c) If Dixie pays the principal and all interest due under the Note to Noteholder on the New Maturity Date, this Escrow shall terminate and Escrow Agent shall return the assets subject to the terms hereof to Dixie. Payment of the Note shall be evidenced by written notification to Escrow Agent from Dixie and Noteholder of the time, amount and method of payment.

                  (d) In the event Dixie fails to pay Noteholder all principal and interest due on the Note on or before the New Maturity Date, Noteholder shall deliver to Escrow Agent written notification of Dixie's failure to make such payment. Upon receipt of such notice from Noteholder, Escrow Agent shall deliver to Noteholder his proportionate share of all assets held for Noteholder's benefit pursuant to this Agreement. Escrow Agent shall have the right at any time during the term of this escrow to convert any Eligible Security held by Escrow Agent to cash upon instruction from Dixie. Any cash received by Escrow Agent as a result of the liquidation of Eligible Securities shall be held by Escrow Agent subject to the terms hereof.

                  (e) This Agreement may be terminated by the mutual written consent of Dixie and Noteholder by delivering written notification of such termination to Escrow Agent in which event Escrow Agent shall deliver the assets held under the terms hereof for the benefit of Noteholder to the party and in the manner specified in such notice of termination.

                  (f) Dixie agrees that if at any time during the term of this Agreement, the Market Value of the securities on deposit hereunder becomes less than $1,810,000 for a period of five (5) consecutive trading days, Dixie, on the next trading day, shall deposit cash or additional Eligible Securities, as defined in Paragraph 3 hereof, with Escrow Agent in an amount sufficient to cause the Market Value of all securities and cash held by Escrow Agent for the benefit of Noteholders to equal or exceed the sum of $1,810,000.

                  (g) At any time during the term of the escrow, Dixie shall have the right to substitute cash or other Eligible Securities, as defined in Paragraph 3 hereof, for any security being held by Escrow Agent provided such substitutions shall not diminish the aggregate Market Value of securities and cash held by the Escrow Agent below $1,810,000.

                  (h) In the event of default by Dixie under the terms hereof, or under the terms of the Note and related security agreement, Noteholder shall have the rights set out in this Agreement as well as all other rights.

     5. Default. An Event of Default shall be deemed to have occurred under the terms hereof in the event Dixie fails to comply with any term, condition, or requirement of the Note, the Security Agreement securing the Note, or this Agreement, specifically including but not limited to:


                  (a) Failure to maintain the Market Value of the Escrow Account as provided and required by Paragraph 4(f) hereof;

                  (b)   Default  by  Dixie  under  the  Note  or  the   Security
         Agreement executed in relation to the Note; or

                  (c) Failure of Dixie to pay the principal of the Note on the New Maturity Date or to pay interest due on the Note as and when due prior to or on the New Maturity Date.

     6. Remedies Upon Default. Upon the occurrence of an Event of Default, as defined herein, Noteholder shall be entitled to institute foreclosure, collection, or other legal proceedings to realize upon its security interest in the Eligible Securities held by the Escrow Agent hereunder. If an Event of Default described in Paragraph 5(b) hereof should occur, Noteholder may proceed against the assets held in the Escrow Account without the requirement to exhaust its remedies relative to its subordinate security interest in the common stock of Dixie National Life Insurance Company owned by Dixie.


     7. Liquidation of Escrow Account. In the event the New Maturity Date shall be a day ninety (90) days from the date of notice from either Dixie or Standard to the other of the impossibility of closing the sale by Dixie to Standard of the common stock of Dixie National Life Insurance Company owned by Dixie, copies of which notice shall be promptly sent by Dixie to Noteholders and Escrow Agent, but in any event within three (3) business days. Dixie agrees thereupon to immediately instruct Escrow Agent, without the necessity of additional notice or request from Noteholder, to immediately commence the orderly liquidation of Eligible Securities. Escrow Agent shall commence such liquidation within thirty
(30) days of the date of such notice and shall exert its best efforts to complete such liquidation within such ninety (90) days. Further, Dixie agrees to give Noteholder a copy of any notice, as described in this paragraph, given or received by Dixie. At the expiration of such ninety (90) day liquidation period, any assets remaining in the Escrow Account shall be distributed by the Escrow Agent to the Noteholders pro rata in accordance with Schedule A hereto.


     8. Reimbursement of Attorney's Fees. Upon execution hereof, Dixie shall pay American Capitol the sum of $10,000.00 in full reimbursement for attorney's fees incurred or expended by American Capitol. In addition, Dixie agrees to reimburse American Capitol for reasonable attorney's fees and expenses which it may incur in the event it is necessary for American Capitol to institute suit, foreclosure, or other legal proceedings to collect the debt secured by this Escrow Agreement.


     9. Ultimate Maturity. Anything herein to the contrary notwithstanding, the Parties agree that upon the expiration of 180 days from the execution hereof, Dixie shall therefrom immediately instruct Escrow Agent, without the necessity of additional request or notice from Noteholders to immediately commence the orderly liquidation of Eligible Securities. Escrow Agent shall commence such liquidation within thirty (30) days from the date of such notice and shall exert its best efforts to complete such liquidation not later than 240 days from the execution hereof. Any assets remaining in the Escrow Account at the end of such 240 day period shall be distributed by the Escrow Agent to the Noteholders pro rata in accordance with Schedule A hereto to the extent of their respective interests.

     10. Opinion of Counsel. American Capitol shall receive an opinion of Wells, Moore, Simmons & Neeld, in form and substance satisfactory to American Capitol, to the effect that Noteholders have a perfected first security interest in the property subject to escrow. Such opinion shall be delivered no later than May 30, 1995. In the event Wells, Moore, Simmons & Neeld is unable to opine as herein set forth or such opinion is for any other reason not delivered to American Capitol by May 30, 1995, and the parties are unable by May 30, 1995, to agree to alternative arrangements to secure the Noteholders, such lack of agreement among the parties shall thereupon constitute an event of default hereunder.


     11. Indemnification. Dixie and American Capitol hereby agree to indemnify and hold Escrow Agent free and harmless from and against any and all losses, costs, damages, liabilities or expenses including cost of reasonable attorneys fees to which Escrow Agent may reasonably be put, or which it may reasonably incur, by reason of or in connection with this Agreement; such obligation of Dixie and American Capitol shall not be joint and several but American Capitol and Dixie shall respectively each have the obligation to indemnify Escrow Agent to the extent of fifty percent (50%) of any amount in relation to which Escrow Agent is entitled to indemnity. Provided, however, that Dixie and American Capitol shall not be obligated to indemnify Escrow Agent with respect to any loss, costs, damages, liabilities or expense occasioned solely by Escrow Agent's gross negligence or willful and wanton acts.


     12. Nature of Custody. The assets deposited pursuant hereto are being held by Escrow Agent as custodian only. Escrow Agent shall have no obligation to take any action relative to such security either regarding receipt and disbursement of dividends, execution of proxies or responding to any other written notification or request for action or inaction. Escrow Agent's sole responsibility in relation to the assets deposited pursuant hereto shall be the safe custody of such assets.

     13. Conflict in Demands. Escrow Agent shall be obligated to perform only such duties as are expressly set forth herein. In case of conflicting demands upon Escrow Agent, it shall interplead the escrowed property in dispute with the Chancery Court of the First Judicial District of Hinds County, Mississippi.

     14. No Obligation to Take Legal Action. Escrow Agent shall not be under any obligation to take any legal action in connection with this Escrow or its enforcement or to appear in, prosecute or defend any action or legal proceeding which, in its opinion, would or might involve it in any cost, expense, loss, or liability unless and as often as required by it, it shall be furnished with security and indemnity satisfactory to it against all such costs, expenses, losses or liabilities.

     15. Status of Escrow Agent. Escrow Agent is to be considered and regarded as a depositor only and, except as provided in Paragraph 11 hereof, shall not be responsible or liable (except for its failure to exercise due care) for the efficiency or correctness as to form, manner of execution or validity of any instrument deposited in this escrow, nor as to the identity, authority, or rights of any person executing the same; its duties hereunder shall be limited to the safekeeping of the securities received by it as Escrow Agent and for the delivery of the same in accordance with the written escrow instructions given in accordance with this agreement.

     16. Overriding Affirmative Duties of Escrow Agent. Notwithstanding anything in this Agreement to the contrary, the Parties agree and acknowledge that nothing herein contained shall prohibit the Escrow Agent from undertaking the liquidation of the assets subject to this Agreement in accordance with the terms hereof. Escrow Agent agrees to exert its best efforts to forward promptly to Dixie and Noteholders any written communication received by it relative to the assets deposited in the Escrow Account.

     17. Written Instruction of the Parties. Notwithstanding anything herein to the contrary, Escrow Agent shall at all times have full right and authority to deliver the escrowed securities in accordance with the joint written instructions signed by Dixie and Noteholder.

     18. Escrow Agent's Fees and Expenses. Escrow Agent's fees and expenses involved in discharging its duties under the terms hereof shall be paid by Dixie.

     19. Creation of Security Interest. It is the intent of the parties to create, by the execution of this Agreement, a first priority security interest in favor of the Noteholders in and to the collateral subject to the Escrow hereby created. Perfection of this security interest is being accomplished by delivery of the collateral to the Escrow Agent or its designated bailee, J.C. Bradford & Company. The security interest hereby created is in addition to and in no manner subordinate or secondary to the security interest in common stock of Dixie National Life Insurance Company in favor of the Noteholders resulting from the Security Agreement executed in connection with the execution and delivery of the Note.

                  WITNESS the signatures of the parties hereto effective as of the 1st day of May, 1995.

                                             ESCROW AGENT:

                                             WELLS, MOORE, SIMMONS & NEELD, PLLC


                                             By: ____________________

                                             DIXIE NATIONAL CORPORATION


                                             By: ____________________

                                             Its Chairman and CEO


                                             NOTEHOLDER

                                             By: ____________________
                                                        Title:

                           DIXIE NATIONAL CORPORATION
                       SUBORDINATED CONVERTIBLE CALLABLE
                            FIXED INTEREST RATE NOTE
                                DUE MAY 1, 1995


ISSUED TO                                                            AMOUNT

(1) American Capital Insurance Co.                                   1,000,000
10555 Richmond Ave.
Houston, Texas 77042

(2) William A. Taylor, Jr.                                             100,000
650 N. Church
Louisville, Ms 39339

(3) Massachusetts Fidelity Trust Co.                                    20,000
FBO: Rubel Phillips, IRA
4333 Edgewood Rd., N.E.
Cedar Rapids, IA 52499

(4) Sarah L. Fowler                                                     30,000
P.O. Box 309
Columbus, Ms 39703

(5) M.E. Pigott                                                        100,000
8782 St. Andrews Dr.
Destin, Fl 32541

(6) Virginia N. Low                                                     15,000
1456 Mossline Dr.
Jackson, Ms 39211

(7) John T. C. Low                                                      25,000
133 Olympia Fields
Jackson, Ms 39211

(8) Taylor Equipment & Machine                                         100,000
Tool Corp.
650 North Church
Louisville, Ms 39339

(9) Rubel L. Phillips                                                   20,000

(10) Thomas F. Flowers, Jr.                                             50,000

(11) Robert B. Neal                                                    100,000


                                   SCHEDULE A

(12) Jerry M. Greer                                                     50,000

(13) W. Cleopha Pigg                                                   100,000
4002 Mangum Dr.
Pearl, Ms 39208

(14) Rubel L. Phillips                                                  10,000
                                                                    ----------

                                                                     1,720,000
                                                                    ----------

                                   ARTICLE XI

                                     WAIVER

     11.1 Senior Debt of Seller. Heretofore, Purchaser acquired from Trustmark National Bank of Jackson, Mississippi, the Senior Debt of Seller. Such Senior Debt is governed by the provisions of a certain loan agreement (the "Loan Agreement") dated the 3rd day of May, 1993, between Trustmark National Bank and Seller.

     (a) In a Letter of Intent between the Purchaser and Seller executed on or about March 6, 1995, Purchaser extended the maturity of the aforesaid Senior Debt until the Closing or ninety (90) days following the notification by either party hereto to the other of the impossibility of Closing according to the terms hereof. Subsequently, Purchaser waived until the maturity of the Senior Debt the provisions of Section 4.01(v)(a) of the Loan Agreement.

     (b) Purchaser, for the consideration herein stated, herein confirms the extension of the maturity of the aforesaid Senior Debt as set forth in the Letter of Intent. Further, Purchaser confirms the waiver of Section 4.01(v)(a) of the Loan Agreement and agrees to waive, until the maturity of the Senior Debt, Sections 4.01(b), (c), 4.02(a)(solely as related to Seller), (d)(solely as related to Seller), and (f)(solely as related to Seller).